UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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T. Rowe Price Group, Inc.

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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2011 Annual Meeting of Stockholders.
T. ROWE PRICE GROUP, INC.
100 East Pratt Street
Baltimore, MD 21202
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
April 14, 2011
We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the company’s offices located at 4515 Painters Mill Road, Owings Mills, Maryland, 21117, on Thursday, April 14, 2011, at 10:00 a.m. At this Meeting, we will ask stockholders to:
1)	elect a Board of ten directors;
2)	approve, by a non-binding advisory vote, the compensation paid to our named executive officers;
3)	select, by a non-binding advisory vote, the frequency at which the stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid to our named executive officers; and
4)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.
Stockholders who owned shares of our common stock as of February 11, 2011, are entitled to attend and vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary

Baltimore, Maryland
March 4, 2011

PROXY STATEMENT
TABLE OF CONTENTS

TERMS USED IN THIS PROXY STATEMENT
“Price Group,” “we,” “our,” and “company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to the members of each respective committee.
“Meeting” refers to the 2011 Annual Meeting of Stockholders, including any adjournment or postponement thereof.
“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to the Price funds.
“Price fund” means any U.S. mutual fund company or trust organized by Price Associates.
“You” refers to the stockholders of Price Group.
INTRODUCTION
We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice. The purpose of the Meeting is to:
1)	elect a Board of ten directors;

2)	approve, by a non-binding advisory vote, the compensation paid to our named executive officers;

3)	select, by a non-binding advisory vote, the frequency at which the stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid to our named executive officers; and

4)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.
This proxy statement, proxy card, and our 2010 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2010, form your Meeting package. We sent you this package on or about March 4, 2011.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 14, 2011
This proxy statement and our 2010 Annual Report to Stockholders may also be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: https://materials.proxyvote.com/74144T.
Stockholders who wish to attend the Meeting in person must follow the instructions on page 2 under the section titled “Attending the Meeting.”
VOTING INFORMATION
Voting Requirements
At the close of business on February 11, 2011, the record date of the Meeting, 259,307,564 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have 5,532 stockholders of record and about 143,000 beneficial stockholder accounts held by brokers, banks or other intermediaries. Each stockholder as of the record date is entitled to cast one vote per share on each Proposal. Under our charter, the right to cast one vote per share may be modified in the case of certain persons and groups beneficially owning or otherwise having or arranging for ownership interest or voting authority with respect to more than 15% of our common stock; we do not believe this provision will apply to any stockholders voting at this Meeting. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting is required to achieve a quorum and transact business. If a quorum of stockholders is present at the Meeting, the following voting requirements will apply:
•	Board Elections. To be elected to serve until our 2012 annual meeting and until his or her successor is elected and qualifies, a director nominee (see page 4) must obtain the affirmative vote of a majority of the total votes cast at the Meeting for and against such nominee. Please see page 4 for a discussion of our majority voting provisions. Stockholders may not cumulate their votes in director elections. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the board elections.

•	Advisory vote on the compensation paid to our named executive officers. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting for or against this proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

•	Advisory vote on the selection of frequency for the advisory vote on the compensation paid to our named executive officers. The selection of the frequency of the advisory vote on the compensation paid to our named executive officers will be decided by a plurality of the votes cast for the frequency periods available. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

•	Ratify the Appointment of KPMG LLP. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting for or against this proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.
All votes, however cast, are confidential. We do not know how any person or entity votes a proxy unless this information is voluntarily disclosed.
Solicitation of Proxies
We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, e-mail, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $5,500, plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.
Attending the Meeting
We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you must bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting. No stockholder will be admitted to the Meeting without documentation that allows us to verify ownership.

Voting and Revocation
Registered Holders
If you are a registered holder as of the record date, you will be able to vote your proxy in one of three ways:
1)	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;

2)	by telephone — call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card and the last four digits of your Social Security Number or tax identification number available when you call; or

3)	by using the Internet — as prompted by the menu found at http://www.eproxy.com/trow, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your Social Security Number or tax identification number available when you access this voting site.
Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.
The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, or vote your shares using the telephone or Internet, you appoint Messrs. Bernard, Kennedy and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Corporate Secretary (Barbara A. Van Horn, T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-0340, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central time on Wednesday, April 13, 2011. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you will still receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of the board of directors; the advisory vote on the compensation paid to our named executive officers; and the advisory vote on the selection of frequency for the advisory vote on the compensation paid to our named executive officers. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank, or other intermediary.

PROPOSAL 1
ELECTION OF DIRECTORS
In this proxy statement, ten director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR all the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below unless otherwise specified. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.
Majority Voting
We have adopted a majority voting standard for the election of our directors. Under our current By-Laws, in an uncontested election a nominee will not be elected unless he or she receives more “for” votes than “against” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will still apply to contested elections.
Non-employee Director Independence Determinations
The Board of Directors has considered the independence of members not employed by T. Rowe Price and has concluded that Messrs. Brady, Broaddus, Hebb, MacLellan, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The NASDAQ Stock Market LLC (NASDAQ). To our knowledge, there are no family relationships among our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence. In addition, in making its determination of independence the Board applied guidelines which it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:
•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the company; and

•	relationships where a corporation, partnership or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner or member purchases services from the company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the company.
The Nominees and Their Qualifications, Skills and Experience
In considering the overall qualifications of our Board members and their contributions to our Board, and in determining our need for additional members of the Board, we seek to create a Board consisting of members with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our Board members generally develop a long-term association with the company which we believe facilitates a deeper knowledge of our business and its strategies, opportunities, risks and challenges. We periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board. We will consider board members with diverse capabilities, and generally look for board members with capabilities in one or more of the following areas: accounting and financial reporting, financial services and money management, investments, general economics and industry oversight, legal, government affairs and corporate governance, general management, international, marketing and distribution, and technology and facilities management.
As noted elsewhere, we historically have implemented a management structure where our senior management is shared among more than one individual. Currently, senior management is shared among Messrs. Rogers, Kennedy and Bernard. Each of these individuals also is a member of our Board of Directors, bringing directly to the Board the insights of a coordinated management team which also has separate responsibilities for different parts of our business. For us, this is an important distinction from the centralized CEO model of many companies. Mr. Rogers, as our Chief Investment Officer, brings directly to the Board his important insights into the critical investment component of our business. Mr. Kennedy, as our Chief Executive Officer, brings directly to the Board his significant responsibilities for oversight of all major business activities of the company, including his oversight role as chair of our Management Committee and significant responsibility for personnel matters relating to our investment staff and other critical components of our business. Mr. Bernard provides direct access on the Board of Directors to the person responsible for all of our marketing, distribution and client service activities, as well as for information technology and communications. He also is our primary liaison to the mutual fund boards as well as to the national trade organization for our industry. Each of the three executive officer members of the Board of Directors brings to the Board more than 20 years of experience with the company.
Each of our independent directors also provides significant individual attributes important to the overall make-up and functioning of our Board, which are described in the biographical summaries provided below.
The Board of Directors recommends that you vote FOR all of the following nominees:
Edward C. Bernard, age 55, has been a director of Price Group since 1999, the vice chairman since 2007, a vice president since 1989, and an employee since 1988. He has overseen the firm’s marketing, distribution, client service, technology, and communications activities since 2006. Mr. Bernard is chairman of the board of all of the 61 Price funds on which he serves as a director or trustee. Mr. Bernard has over 22 years of experience in the investment management industry, all of which have been with T. Rowe Price. In addition to his responsibilities at T. Rowe Price, Mr. Bernard serves as chairman of the Board of Governors of the Investment Company Institute, the national trade association for the mutual fund industry.
Mr. Bernard received his B.A. from Brown University and an M.B.A. from New York University.
James T. Brady, age 70, has been an independent director of Price Group since 2003, and is the chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the Mid-Atlantic Managing Director of Ballantrae International, Ltd., a management consulting firm, since 1999. From May 1995 through April 1998, Mr. Brady served as the Secretary of Maryland’s Department of Business and Economic Development. Prior to his service as Secretary, Mr. Brady was employed by Arthur Andersen LLP, an international accounting and consulting firm, for 33 years, the last 17 as Managing Partner of the Long Island and Baltimore offices.
Mr. Brady is a director and chairman of the Audit Committees of Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.
Mr. Brady graduated from Iona College with a Bachelor of Business Administration degree and holds honorary doctorate degrees from Iona College, Stevenson University and Loyola University Maryland.
Mr. Brady takes primary responsibility for oversight of financial, accounting and risk management matters through his role as head of our Audit Committee and brings to the Board his long-standing experience as an independent public accountant, a financial executive, and a member of other boards of directors with significant responsibility for financial and accounting matters.

J. Alfred Broaddus, Jr., age 71, has been an independent director of Price Group since 2004, and is a member of the Executive Compensation Committee and the Audit Committee. Mr. Broaddus retired from the Federal Reserve Bank of Richmond in 2004, where he had served as president from 1993 to 2004. In this role he served as a member of the Federal Open Market Committee of the Federal Reserve System. Prior to his term as president, he held a variety of positions in his 34-year career with the Federal Reserve Bank of Richmond, including director of research.
Mr. Broaddus is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.
Mr. Broaddus received his B.A. degree in political science from Washington and Lee University and M.A. and Ph.D. degrees in economics from Indiana University. He also earned a graduate degree from the Center for Advanced European Studies at the University of Strasbourg, France, while on a Fulbright Fellowship. He received honorary doctor of law degrees from Washington and Lee and Hampden-Sydney College, and a Distinguished Alumnus Award from Indiana University.
Mr. Broaddus brings particular experience with respect to broad economic, financial and market issues based on his substantial experience with the Federal Reserve Bank, and provides insight into regulatory, banking and financial services industry issues relevant to our business.
Donald B. Hebb, Jr., age 68, has been an independent director of Price Group since 1999, is chairman of the Executive Compensation Committee, and serves on the Executive Committee and the Nominating and Corporate Governance Committee. He has served as the Lead Director of the Board since April 2008. Mr. Hebb is the chairman and a founding partner of ABS Capital Partners, a private equity firm where he has been associated since 1990. Prior to ABS Capital Partners, Mr. Hebb was employed by Alex. Brown & Sons Incorporated, where he served as president and chief executive officer from 1986 to 1991. Before becoming president, Mr. Hebb held a variety of positions in his 20 years with Alex. Brown, including head of Corporate Finance.
Mr. Hebb holds a B.A. from Kenyon College, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.
Mr. Hebb brings to our Board significant executive management and financial services industry experience based on his many years as a chief executive officer and senior executive in the investment banking and private equity fund business, including substantial experience with respect to accounting, compensation, investment and market activities.
James A.C. Kennedy, age 57, has been a director of Price Group since 1996, the chief executive officer and president since 2007, the director of the equity division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president since 1981, and an employee since 1978. He is the chairman of the Executive Committee, the Management Committee and the Management Compensation Committee. Mr. Kennedy served as a director or trustee of 23 of the Price funds until April 2006. He has 33 years of investment experience, 32 of which have been at T. Rowe Price. Prior to joining the firm in 1978, Mr. Kennedy was employed by General Electric and participated in its financial management training program.
Mr. Kennedy earned an A.B. from Princeton University and an M.B.A. from Stanford University, Graduate School of Business. He also earned the Chartered Financial Analyst designation.
Robert F. MacLellan, age 56, was elected an independent director of Price Group on September 8, 2010, and was appointed to serve on the Executive Compensation Committee. Mr. MacLellan has been the non-executive chairman of Northleaf Capital Partners, Canada’s largest independent global private equity fund manager and advisor, since November 2009. From 2003 to November, 2009, Mr. MacLellan served as chief investment officer of TD Bank Financial Group where he was responsible for overseeing the management of investments for The Toronto-Dominion Bank, its Employee Pension Fund, TD Mutual Funds, and TD Capital Group.

Mr. MacLellan serves on the board of directors of Ace Aviation Holdings Inc., an investment company which holds an interest in Air Canada; and Maple Leaf Sports and Entertainment Ltd., owners of sports teams and arenas in Toronto. He also serves on the advisory committee of Toronto-based Birch Hill Equity Partners and on the board of the United Way of Greater Toronto.
Mr. MacLellan holds an M.B.A. from Harvard University, a B.Comm. from Carleton University, and is a Chartered Accountant.
Mr. MacLellan, who was recently added to our Board of Directors, brings substantial experience and perspective to the Board with respect to the financial services industry, including particular expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to the Board.
Brian C. Rogers, age 55, has been a director of Price Group since 1997, the chairman of the board since 2007, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee, a director or trustee of 28 Price funds, and the president of three of the Price funds. His other responsibilities include serving on the Equity, Fixed Income, and International Steering Committees as well as the Asset Allocation, Proxy, and Management Committees. Prior to joining the firm in 1982, Mr. Rogers was employed by Bankers Trust Company.
Mr. Rogers earned an A.B. from Harvard University and an M.B.A. from Harvard Business School. Mr. Rogers earned his Chartered Financial Analyst and Certified Insurance Counselor designations in 1985.
Dr. Alfred Sommer, age 68, has been an independent director of Price Group since 2003 and serves on the Executive Compensation and Nominating and Corporate Governance Committees. Dr. Sommer designed and led major research programs around the world, and in 1980 returned to The Johns Hopkins University where he founded the Dana Center for Preventive Ophthalmology. From 1990 to 2005, Dr. Sommer served as the Dean of The Johns Hopkins Bloomberg School of Public Health. He remains Professor of International Health and Epidemiology, and Dean Emeritus of the School of Public Health, and Professor of Ophthalmology in the School of Medicine. He served for a decade on the Executive Committee of the Board of the Academy for Educational Development (AED), as President of the Association of Schools of Public Health, as chair of the Audit Committee, and, since 2007, chair of the Board of the Lasker Foundation. Dr. Sommer was chair of the Micronutrient Forum for nearly 20 years and is the senior medical advisor for Helen Keller International.
Dr. Sommer has been a member of the Board of Becton Dickinson & Company, a medical technology company, since 1997, where he has served on the Executive, Audit, and the Nominating and Governance Committees and chairs the Committee on Scientific and Corporate Affairs.
Dr. Sommer is a graduate of Union College, received his Medical degree from Harvard Medical School, and his degree in Epidemiology from The Johns Hopkins University. He is an elected member of both the National Academy of Sciences and the Institute of Medicine.
Dr. Sommer brings a unique experience to the Board from his participation in the public health care field and experience in dealing with health and public policy issues, both in the United States and internationally. He also contributes important management and oversight capabilities based on his long-time position as the Dean of The Johns Hopkins Bloomberg School of Public Health and significant role in other international organizations.
Dwight S. Taylor, age 66, has been an independent director of Price Group since 2004, and is a member of the Audit and the Executive Compensation Committees. Now retired, he was President of COPT Development & Construction Services, a commercial real estate development firm which is a division of Corporate Office Properties Trust, from 1999-2009. He served on the National Board of the National Association of Industrial & Office Properties (NAIOP) until 2009, is the past President of its Maryland chapter, and also serves as a Trustee of the NAIOP Research Foundation. Mr. Taylor is a founding member of the Associated Black Charities of Maryland and currently serves on the Board of Trustees of the Baltimore Polytechnic Institute Foundation, Capitol College, and the YMCA of Central Maryland. He also is a member of the Health Advisory Board of The Johns Hopkins Bloomberg School of Public Health.

Mr. Taylor has been a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry, since 1997, where he serves on the Compensation and Nominating Committees, and has previously served on the Audit Committee.
Mr. Taylor graduated from Lincoln University with a Bachelors of Arts degree in Economics.
Mr. Taylor tenure in a senior position with a publicly traded real estate company gives him the experience to provide additional perspective to the Board regarding matters relating to facilities management and real estate, as well as general management, investment and financial skills.
Anne Marie Whittemore, age 64, has been an independent director of Price Group since 1995, is the chairperson of the Nominating and Corporate Governance Committee, and serves on the Executive Compensation Committee. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP, and is a director and chair of the Compensation and Benefits Committee of Owens & Minor, Inc., a distributor of medical and surgical supplies, and a director and chair of the Executive Compensation Committee of Albemarle Corporation, a manufacturer of specialty chemicals. Ms. Whittemore served on the board of the Federal Reserve Bank of Richmond from 1989 to 1993 and as chair of the board from 1991 to 1993. She has served previously on other public company boards, including as a member of their Audit and Finance Committees.
Ms. Whittemore received her B.A. degree in Political Science from Vassar College and a J.D. degree from Yale Law School. She received honorary doctor of law degrees from the University of Richmond and The Citadel.
Ms. Whittemore assumes significant responsibility on the Board for governance and related matters, and adds significant broad oversight experience, based on her role as a senior member of a major law firm and substantial experience working with other publicly traded companies both as a board member and as an advisor.
The Board of Directors and Committees
During 2010, the Board of Directors held seven meetings and approved three matters via unanimous consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the company’s Corporate Governance Guidelines, the independent directors met in executive session at six of the Board meetings in 2010. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 14, 2010, attended that meeting, and we anticipate that all nominees will attend the 2011 Meeting.
Corporate Governance
Our Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers are available at our website, troweprice.com, by selecting “TROW Investor Relations” and then “Corporate Governance.”
Codes of Ethics
Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is filed with the Securities and Exchange Commission as Exhibit 14 to our March 31, 2010 Quarterly Report on Form 10-Q.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the company. It is the company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.
Executive Committee
During 2010, Messrs. Kennedy, Rogers and Hebb served on the Executive Committee. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The committee did not take any action during 2010.
Audit Committee
Messrs. Brady, Broaddus, and Taylor serve on the Audit Committee, which met five times during 2010. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of NASDAQ and the Securities and Exchange Commission. The Board also has concluded that Mr. Brady, who also is the chairman of the audit committees of each of the two other public companies for which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an audit committee financial expert as established by the Securities and Exchange Commission.
Committee’s Primary Responsibilities
The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.
Related Person Transaction Oversight
The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification, and will not continue past its next contractual termination date unless it is annually re-approved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions which it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.
Risk Oversight Management
The Audit Committee has primary responsibility for the oversight and evaluation of our policies with respect to significant risks and exposures faced by the company and the steps taken to assess, monitor and manage those risks. The company’s Risk Management Oversight Committee, comprised of senior members of management, including the Investment Risk and Business Risk Managers, directs the development and maintenance of comprehensive risk management policies and procedures for the company, and monitors on a regular basis the significant risks inherent to our business, including aggregate investment risks, reputational risk, business continuity risk and operational risk. Internal audit, members of the Risk Management Oversight Committee, and officers responsible for financial reporting, legal compliance and regulatory risk periodically report to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.
The report of the Audit Committee appears on page 38.
Executive Compensation Committee
Messrs. Hebb, Brady, Broaddus, MacLellan, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met four times during 2010. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 33.
Committee Authority
The committee is responsible to the Board, and ultimately to our stockholders, for:
•	determining the compensation of the chief executive officer and other executive officers;

•	reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	overseeing the administration of our Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan;

•	assisting management in designing compensation policies and plans; and

•	reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.
Delegation Authority
The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of executive officers of Price Group.
Committee Procedures
Early each year, the committee meets with the Management Compensation Committee in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 28. At this meeting, the committee determines eligibility for the Annual Incentive Compensation Pool and sets forth the maximum percentage that may be paid to each participant. At its meetings in December and early the following year, the committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.
Beginning in 2009, the committee changed from a single annual equity grant to a bi-annual grant. The committee believes a bi-annual grant gives it more flexibility in implementing the program and further aligns the interest of officers and employees with the interest of stockholders. In addition, a bi-annual grant program spreads the points in time in which participants are exposed to the market and thereby reduces the consequences of a single point in time annual grant. The committee begins consideration of the year’s grant program at its December meeting preceding the year in question, assessing the likely overall size and parameters of the program. Further consideration of the program takes place at subsequent meetings, with the actual grants being made at regularly scheduled committee meetings in February and September.

Role of Executive Officers
The committee solicits input from the chief executive officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the chief executive officer regarding the appropriate bonus and salary levels for other executive officers.
Role of Compensation Consultants
Frederic W. Cook & Co., Inc. (Cook & Co.) has been the committee’s compensation consultant for many years. Cook & Co. has no relationship with Price Group other than as the committee’s consultant. See our Compensation Discussion and Analysis on page 19 for additional details of their role.
Nominating and Corporate Governance Committee
Ms. Whittemore, Mr. Hebb, and Dr. Sommer serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2010. The Board of Directors has determined that all committee members meet the independence criteria of NASDAQ. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of Price Group’s Board of Directors and oversee its governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review the compensation of independent directors; and oversee procedures regarding stockholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. A report on the committee’s activities appears on page 14.
Compensation of Directors
The Nominating and Corporate Governance Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. In conducting its review, it consults, as needed, with Cook & Co. or other consultants as well as the Executive Compensation Committee, as appropriate, to establish whether such compensation is adequate. The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board of Directors in 2010. Directors who are also officers of Price Group do not receive separate directors’ fees and have been omitted from this table since they appear in our Summary Compensation Table.

2010 Director Compensation(1)

	Fees Earned	Stock	Option	All Other
Name	in Cash	Awards(2)(3)(4)	Awards(2)(3)(4)	Compensation(5)	Total

James T. Brady	$98,500	$133,092		$10,000	$241,592
J. Alfred Broaddus, Jr.	$93,500	$142,501		$9,300	$245,301
Donald B. Hebb, Jr.	$95,000	$133,092		$9,999	$238,091
Robert F. MacLellan(6)	$40,500	$192,846		$—	$233,346
Dr. Alfred Sommer	$90,000	$142,501		$7,250	$239,751
Dwight S. Taylor	$93,500	$142,501		$6,500	$242,501
Anne Marie Whittemore	$95,000		$144,840	$10,000	$249,840

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2010. All other columns have been omitted.

(2)	Represents the aggregate grant-date fair value of equity awards granted to each non-employee director in 2010. The grant-date fair value of stock awards was measured using the grant-date market price of a Price Group common share. The grant-date fair value of options was computed using the Black-Scholes option-pricing model and the following weighted average assumptions:

Expected life in years	8.6
Expected volatility	32%
Dividend yield	2.0%
Risk-free interest rate	3.0%

(3)	The following represents the equity awards granted to each of the non-employee directors named above in 2010 and their corresponding grant-date fair value as determined by the methodologies discussed in footnote two above. In conjunction with his election to the Board of Directors in September 8, 2010, Mr. MacLellan received 4,000 share units. Under the 2007 Non-Employee Director Equity Plan, each director selects the type of award, among stock options, restricted stock, or stock units, they receive semi-annually. In 2010, Messrs. Brady and Hebb each selected restricted stock while Mr. Broaddus, Dr. Sommer, and Mr. Taylor each selected stock units. The holders of stock units also receive dividend equivalents in the form of additional vested stock units on each of the company’s dividend payment dates.

		Number	Number of	Exercise Price	Grant Date
		of Shares	Securities	of Option	Fair Value of
		of Stock	Underlying	Awards	Stock and
Director	Grant Date	or Units	Options	per Share	Option Awards

Messrs. Brady and Hebb	04/28/2010	1,200			$67,812
	10/27/2010	1,200			$65,280
Mr. Broaddus, Dr. Sommer, and Mr. Taylor	03/29/2010	36			$2,011
	04/28/2010	1,200			$67,812
	06/28/2010	50			$2,345
	09/28/2010	47			$2,358
	10/27/2010	1,200			$65,280
	12/28/2010	42			$2,695
Mr. MacLellan	09/08/2010	4,000			$190,680
	09/28/2010	22			$1,080
	12/28/2010	17			$1,086
Ms. Whittemore	04/28/2010		4,000	$56.51	$77,960
	10/27/2010		4,000	$54.40	$66,880

(4)	The aggregate number of equity awards outstanding as of December 31, 2010 are:

	Stock Awards or
Director	Stock Units	Option Awards	Total

James T. Brady	2,400	8,000	10,400
J. Alfred Broaddus, Jr.	10,023	36,000	46,023
Donald B. Hebb, Jr.	2,400	56,000	58,400
Robert F. MacLellan	4,038	—	4,038
Dr. Alfred Sommer	10,023	26,000	36,023
Dwight S. Taylor	10,023	36,000	46,023
Anne Marie Whittemore	—	68,000	68,000

(5)	Personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

(6)	Represents fees for a partial year, Mr. MacLellan was elected to the Board on September 8, 2010.

Equity-Based Compensation
Pursuant to the 2007 Non-Employee Director Equity Plan (the Plan) approved by stockholders on April 12, 2007, each newly elected board member is awarded an initial grant of their choice of 4,000 restricted stock or restricted stock units that vest over a one year period. In each subsequent year, each non-employee director is awarded semi-annual grants of their choice of options to acquire 4,000 common shares of Price Group, 1,200 restricted shares, or 1,200 stock units. Each non-employee director must elect the type of awards to be granted under the Plan by filing an election form with the treasurer of Price Group. The election form remains in effect from year-to-year unless a new election form is filed by December 31 of the year preceding the calendar year for which the modification takes effect. These periodic grants will be made as of the close of business on the third business day following the release of Price Group’s first and third quarter earnings. Each of the award types vest, and in the case of options, become exercisable upon the earlier of the non-employee director’s death, one year after the grant date or the day before the annual meeting held in the calendar year after the year in which the grant is made, provided the director continues to be a member of the Board on the applicable date. Options are granted at the fair market value on the dates of grant, can be exercised up to five years after the director is no longer serving on the Board, and have a maximum term of 10 years from the date of grant. Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional vested stock units. The Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change-in-control of Price Group. Upon a change-in-control, any outstanding stock units will be settled in cash or shares at the discretion of the Board of Directors.
Ownership and Retention Guidelines
Each non-employee director is required to hold shares of our common stock having a value equal to three times his or her current cash retainer by February 2012, or within five years of the director’s appointment to the Board, whichever is later. Directors currently in office thus have an ownership goal of $225,000. Directors who join the Board in the future will have an ownership goal of three times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the Plan. Net gain shares are the shares remaining after payment of the option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the Plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board.
Fees and Other Compensation
In addition to the equity-based awards, non-employee directors receive the following:
•	An annual retainer of $75,000;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $10,000 and $5,000, for the chairperson of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $5,000 for both the chairperson of the Executive Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee;

•	Directors and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2010, non-employee directors were eligible to have up to $10,000 matched;

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board of Directors and its committees and related activities, including director education courses and materials; and

•	The reimbursement of spousal travel to and participation in events held in connection with the annual joint Price Group and Price Fund board of directors meeting.
Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have deferred. None of the non-employee directors elected to have their 2010 director fees deferred to 2011.
The Nominating and Corporate Governance Committee, in consultation with an independent compensation consultant, periodically reviews non-employee director compensation and benefits and recommends changes, if appropriate, to the full Board based upon competitive market practices. At its February 2011 meeting, the Nominating and Corporate Governance Committee recommended initiation of an annual retainer for the Lead Director of $15,000, consistent with the practice at many other companies and in recognition of the importance of that role on the Board. In addition, based on its review of the competitive landscape, the Nominating and Corporate Governance Committee recommended an increase in the retainer for the Audit Committee chairperson from $10,000 to $15,000, an increase in the retainer for the Executive Compensation Committee chairperson from $5,000 to $10,000 and an increase in the retainer for the Nominating and Corporate Governance Committee chairperson from $5,000 to $7,500. The full Board approved these changes at its February 2011 meeting. No other changes in independent director compensation were instituted. The last time our cash compensation for our independent directors was changed was in 2005.
Report of the Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of governance matters for the company. We also generally monitor regulatory and other developments in the governance area, which in 2010 included developments relating to the Dodd-Frank Act, as well as policies and reports of governance organizations, with a view towards both legal compliance and maintaining governance practices at the company consistent with what we consider to be best practices. Specific actions taken during 2010 are set forth below.
Corporate Governance Developments in 2010
Election of New Director
During 2010, we reviewed possible director candidates consistent with our judgment that we should add one or more additional independent directors to our Board. Our Nominating and Corporate Governance Committee nominated, and our board elected, Mr. MacLellan to the Board effective September 8, 2010. Mr. MacLellan was also appointed to serve as a member of the Executive Compensation Committee. We expect to continue to consider possible additions to our Board in 2011.
Rotation of Committee Members and Committee Chairs
In September 2010, we approved an amendment to the Corporate Governance Guidelines, which set as a goal the rotation of committee members and committee chairpersons every five years. Pursuant to the revised Corporate Governance Guidelines, committee chairpersons will be considered for change at least every five years and each independent director is expected to serve at all times on at least one, and preferably two, committees. While we recognize that periodic rotation of committee membership and chairpersons is generally beneficial, for some committees, such as the Audit Committee, continued service on the committee or as committee chairperson by individuals with particular skills may be appropriate.

Revisions to the Stock Ownership Guidelines
In February 2010, we approved changes to the Corporate Governance Guidelines that pertain to executive stock ownership. The revisions clarify the impact of stock price fluctuations on the number of shares an executive officer must retain once the ownership target is reached and specify how a stock ownership target will be adjusted upon an increase in base salary or the assumption of a new position with a higher share ownership requirement. The revisions also define the executive officers to whom the ownership guidelines apply.
Board Evaluations
In January 2011, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2010. We discussed the results of our evaluations at our meeting on February 17, 2011, and provided a full report to the Board. We plan to continue to conduct evaluations each year and to periodically modify our procedures to ensure we receive candid feedback and are responsive to future developments.
Board Leadership
The Lead Director role was created in 2004 and has continually developed since that time. The Lead Director chairs Board meetings at which the chairperson is not present, approves Board agendas and schedules, and oversees Board materials. The Lead Director also chairs all executive sessions of the independent directors, acts as liaison between the independent directors and management, approves Board meeting schedules and oversees the information distributed in advance of Board meetings, is available to the chief legal officer to discuss and, as necessary, respond to stockholder communications to the Board, and calls meetings of the independent directors.
We believe that the Lead Director role in conjunction with the designation of Mr. Rogers as chairman of the Board, Mr. Bernard as vice chairman of the Board, and Mr. Kennedy as chief executive officer and president, is an appropriate and effective organizational structure for Price Group. Given the nature of our company and the importance of consensus among the senior management team to the overall direction and performance of the company, senior management of the company traditionally has been allocated among multiple individuals rather than assigning all of these functions to a single person. In this regard, we think it is important for there to be clarity regarding the shared roles and responsibilities and for senior management to have titles that reflect this approach. Accordingly, Mr. Rogers, who is the chairman and presides at all director and stockholder meetings and is authorized to call and set the agenda for those meetings, is also the company’s chief investment officer and a senior portfolio manager. Mr. Bernard, the vice chairman, has primary responsibility for marketing, distribution, client service, technology and communication activities, as well as the company’s relationship with its sponsored mutual fund boards. Mr. Kennedy, as chief executive officer and president, has overall responsibility for management and direction of the company and works closely with Messrs. Rogers and Bernard with respect to their various areas of responsibility. Each of these individuals also serves on the Board, which we believe provides our independent directors with increased exposure to senior management, as well as greater insight into the activities of the company.
The company has a strong, independent Board with two-thirds of the Board independent under NASDAQ standards. Every member of the Board is a valued contributor and the fact that the chairman and vice chairman are also company employees does not diminish the influence of the seven independent directors. In addition, this committee, the Audit Committee, and the Executive Compensation Committee are all comprised entirely of independent directors, and the Lead Director has significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that this structure serves well the interests of the company and its stockholders.
Lead Director Rotation
At the Board meeting scheduled for April 2011, Mr. Broaddus will succeed Mr. Hebb as the Lead Director. Mr. Hebb has acted as the Lead Director since April 2008 and the Board has determined that it is appropriate to rotate the Lead Director responsibilities beginning with the April 2011 meeting.

Policy on Determining Independence
Upon our recommendation, the Board established guidelines to assist it in determining whether a director has a relationship with the company that would not impair independence. The guidelines adopted by the Board specify that the following relationships should not be considered material relationships that would impair a director’s independence:
•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the company; and

•	relationships where a corporation, partnership or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner or member purchases services from the company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the company.
We believe that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.
Director Orientation and Continuing Education and Development
When a new independent director joins the Board, we provide an informal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the company as well as the Board’s expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors, the company may, from time to time, offer briefing sessions or informational meetings in addition to briefings during Board meetings relating to the competitive and industry environment and the company’s goals and strategies.
Each director also is encouraged to participate at least once every three years in continuing education programs for public-company directors sponsored by nationally recognized educational organizations not affiliated with the company. The cost of all such continuing education is paid for by the company. In 2010, the majority of our directors attended such programs.
Director Qualifications and the Nominations Process
We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future.
This committee supervises the nomination process for directors. We consider the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their re-nomination each year. In considering diversity, we consider diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates.
We identify potential candidates principally through suggestions from the company’s directors and senior management. The chief executive officer and Board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders as described below.
In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the company.
In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the Securities and Exchange Commission and other applicable law. Candidates expected to serve on this committee or the Executive Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Executive Compensation Committee may also be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms and must stand for re-election annually.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Recommendations
A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the company’s principal executive offices providing (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of the company’s Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.
Nominations
Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of February 12, 2009, filed with the Securities and Exchange Commission on February 17, 2009, as Exhibit 3(ii) to a Current Report on Form 8-K.
Anne Marie Whittemore, Chairperson
Donald B. Hebb, Jr.
Dr. Alfred Sommer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of 5% Beneficial Owners
We have no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of the outstanding common stock of Price Group.
Stock Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 11, 2011, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 28, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

	Amount of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class(1)

Edward C. Bernard	2,281,804	(2)	*
James T. Brady	20,266	(3)	*
J. Alfred Broaddus, Jr.	43,871	(4)	*
Donald B. Hebb, Jr.	78,800	(5)	*
James A.C. Kennedy	3,236,956	(6)	1.25%
Robert F. MacLellan	38	(7)	*
Kenneth V. Moreland	184,879	(8)	*
Brian C. Rogers	2,812,884	(9)	1.08%
Dr. Alfred Sommer	33,623	(10)	*
William J. Stromberg	1,338,097	(11)	*
Dwight S. Taylor	44,823	(12)	*
Anne Marie Whittemore	66,722	(13)	*
Directors & All Executive Officers as a Group (17 persons)	12,342,294	(14)	4.69%

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*).

(2)	Includes 578,922 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options and 191,663 shares held by trusts controlled by Mr. Bernard. Also includes 48,000 shares held by members of Mr. Bernard’s family in which he disclaims beneficial ownership and 828,842 shares held by trusts for which he is a trustee in which he disclaims beneficial ownership and as to which neither Mr. Bernard nor any member of his family has any economic interest.

(3)	Includes 2,400 unvested restricted stock awards.

(4)	Includes 36,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options and 7,623 vested stock units that will be settled in shares of the company’s common stock upon Mr. Broaddus’ separation from the Board.

(5)	Includes 2,400 unvested stock awards and 56,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.

(6)	Includes, 1,165,674 shares held in trust or by a limited liability company controlled by Mr. Kennedy. Also includes 315,657 shares that may be acquired by Mr. Kennedy and 292,800 shares that may be acquired by a limited liability company controlled by Mr. Kennedy within 60 days upon the exercise of stock options.

(7)	Represents vested stock units that will be settled in shares of the company’s common stock upon Mr. MacLellan’s separation from the Board.

(8)	Includes 144,708 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.

(9)	Includes 463,703 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(10)	Includes 26,000 shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options and 7,623 vested stock units that will be settled in shares of the company’s common stock upon Mr. Sommer’s separation from the Board.

(11)	Includes 477,282 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options.

(12)	Includes 36,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options and 7,623 vested stock units that will be settled in shares of the company’s common stock upon Mr. Taylor’s separation from the Board.

(13)	Includes 60,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.

(14)	Includes 3,618,602 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options and 22,907 vested stock units held by four of the non-employee directors that will be settled in shares of the company’s common stock upon their separation from the Board.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We believe that in 2010 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, of our common stock.
COMPENSATION OF NAMED EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information about the fiscal year 2010 compensation program for our named executive officers (NEOs). This section explains how the Executive Compensation Committee made its compensation decisions for our NEOs for 2010. The discussion below also addresses the principal elements of our approach to compensation. Please also consult the compensation tables beginning on page 28 for more detailed information.
Overview
Our NEO compensation programs are designed to satisfy two core objectives:
•	attracting and retaining talented and highly skilled management professionals with deep experience in investments and client service; and

•	maintaining a close community of interests between them and our stockholders by fostering a prudent approach to the control of risk in the enterprise and linking their total compensation to our corporate performance.
We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise. The pool of high-quality candidates is smaller than the leadership needs for us and our competitors, resulting in significant competition for available talent. This environment places an emphasis on retaining not only our current executive leadership, but also employees with future leadership potential to allow us to develop our next generation of leaders from within the company’s ranks. We believe our focus on developing our executive leadership from within enhances our long-term stability and performance and is a significant benefit to our stockholders. We consider each of our NEOs to be an invaluable resource, and over many years with us they have developed as a cohesive, complementary and effective management team. We believe it is imperative that our NEO compensation packages remain responsive to the current environment and competitive in comparison to peer companies.
We believe that NEO compensation should be straight-forward, goal-oriented, long-term focused, transparent and consistent with the interests of our stockholders. Accordingly, we believe it should be linked directly to our overall corporate performance and positioning, as well as our success in achieving our long-term strategic goals. Our NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a base level of compensation that is a relatively small portion of overall compensation. Our compensation programs recognize both short-term and long-term success but our focus in administering our NEO compensation programs is on rewarding the intermediate and long-term performance of our NEOs, as measured by the financial performance and financial stability of Price Group, the relative investment performance of our investment funds and portfolios, and the performance of our NEOs against goals and objectives. Our compensation programs are designed to reward for intangible, as well as tangible, contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team. In addition, our equity incentive plans are designed to tie a material portion of the incentive compensation received by our executive officers, directly to the long-term performance of our company, as measured by our stock price.
Our compensation programs consist primarily of three elements: base salary, annual cash incentive compensation and equity awards. Our senior executives do not have employment agreements or severance or change-of-control agreements. In addition, while our executives participate in a defined contribution retirement plan, we do not have any supplemental retirement benefits and generally do not provide perquisites to our executive officers. Accordingly, we believe our compensation programs, while competitive, are also simple, transparent and fair to both the company and its executives. We also believe that our cash incentive and equity compensation programs are critical to maintaining the competitiveness of our compensation arrangements, particularly given the absence of supplemental benefits and plans.
In determining the structure of our executive compensation program and the appropriate levels of incentive opportunities, the Executive Compensation Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to manage risk and protect stockholder returns. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. Indeed, the Executive Compensation Committee believes an approach of ongoing and active discussion with management regarding progress on short- and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that our compensation program provides officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the company. We also believe that our equity program, which provides stock options that vest over a period of years, as well as our stock ownership guidelines and the significant stock ownership of our senior NEOs create additional linkages between the financial interests of our executives and the long-term performance of the company and mitigate against any incentive to disregard risks in return for potential short-term gains. In addition, the firm has in place a robust risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the Audit Committee and the full Board of Directors. We believe that our compensation and stock ownership programs work within this risk management system.
Role of Independent Compensation Consultant
Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. Frederic W. Cook & Co., Inc. (Cook & Co.) has served as the committee’s compensation consultant for many years. Cook & Co. periodically provides the Executive Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries and generally. Cook & Co. also generally provides guidance and assistance to the Executive Compensation Committee as it makes its compensation decisions, either directly to the full Executive Compensation Committee or through conversations with the chair of the Executive Compensation Committee. Cook & Co. provided such input as we completed our compensation deliberations at our December 2010 meeting. In addition, Cook & Co. assisted the committee during 2010 in connection with its consideration and adoption of an incentive compensation recoupment policy which we implemented in 2010. Cook & Co. has not provided any services to the company other than those it provides to the Executive Compensation Committee in its role as independent consultant. We, from time to time, review our relationships with Cook & Co. and reaffirm their appointment as our independent consultant.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not make public the compensation data of their top executive officers. The Executive Compensation Committee receives input from the chief executive officer and other senior executive officers of the company regarding competitive compensation data, including access to information provided by McLagan Partners to the Management Compensation Committee, a committee made up of senior management of the company, to assist that committee in formulating compensation programs and levels for our senior officers who are not NEOs. McLagan Partners has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by investment position across multiple companies without specifically identifying information for a particular company. The Management Compensation Committee uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared with the Executive Compensation Committee. McLagan Partners is retained by the Management Compensation Committee, not by the Executive Compensation Committee, and does not act as a compensation consultant to the Executive Compensation Committee.
You can find more information regarding our Executive Compensation Committee and how it operates on page 10.
Base Salary
We pay base salaries to our NEOs at amounts that historically have constituted less than 30% of total compensation for most of our NEOs, so that the substantial majority of NEO compensation is dependent on incentive awards. Each of our NEOs was paid a base salary of $350,000 for 2010. This level of base salary is consistent with the base salary paid to most of our senior personnel and was last changed in 2005.
Incentive Compensation
We have an annual incentive compensation program that results in cash incentive bonus payments to our NEOs after review and finalization by the Executive Compensation Committee based on both current and long-term performance. We also have a stock incentive program that is designed to provide equity compensation primarily linked to longer-term performance.
Cash Incentive Compensation
We have an annual bonus pool which is administered by our Management Compensation Committee and used to provide cash incentive compensation to our employees generally. All employees are eligible to participate in this bonus pool and over 4800 employees participated for 2010. The Executive Compensation Committee is involved in determining the total amount allocated to this bonus pool, which typically is considered in multiple conversations throughout the year between the Executive Compensation Committee and members of the Management Compensation Committee. The size of the overall pool is determined based on the company’s success over time financially, reputationally and operationally, with a focus on valuing performance that serves the needs of our clients and the best interests of our stockholders. Multiple years typically are considered to determine relevant performance and the size of the bonus pool, which helps keep our employees focused on long-term performance for our clients and stockholders and reduces in some respects the year-to-year volatility of the aggregate pool. The size of the pool will vary, however, based upon financial results of a particular year and other factors considered by the Management Compensation Committee and the Executive Compensation Committee. In addition, the Executive Compensation Committee considers the firm’s investment performance and service quality for clients, as well as progress toward stated objectives relating to the firm’s long-term strategies. Based on these factors, and considering the significant recovery in assets under management, net revenue, operating income and earnings per share, the strong relative investment performance of our mutual funds and investment portfolios, and the need to respond to competitive market conditions to retain our most talented personnel after two years of generally reduced compensation, the overall pool was increased significantly in 2010.

Within our overall cash bonus program we have an Annual Incentive Compensation Pool that sets maximum bonus amounts for the NEOs and other senior executives, based entirely on the financial performance of the company. This pool is administered solely by the Executive Compensation committee, but amounts awarded under the Annual Incentive Compensation Pool are considered to be a part of the overall annual bonus pool allocated for all employees of the company. The Annual Incentive Compensation Pool was approved by Price Group’s stockholders at the 2003 annual meeting. The Annual Incentive Compensation Pool is designed to determine the maximum bonus for an NEO based on our performance and to permit bonuses paid to our NEOs to qualify for a federal income tax deduction under Section 162(m) of the Internal Revenue Code. It provides for a cash pool based on “adjusted earnings,” which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy. The maximum bonus pool under the Annual Incentive Compensation Pool is an amount equal to 6% of the first $50 million of “adjusted earnings,” plus 8% of the amount by which “adjusted earnings” exceed $50 million. The Annual Incentive Compensation Pool is based on a percentage of adjusted earnings in order to align the size of the pool with the annual performance of the company. Reflecting the company’s improved performance, the Annual Incentive Compensation Pool for 2010 was $84.6 million, an increase of 55% over the pool for 2009 of $54.1 million.
Early in 2010, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers and Bernard each at a level of up to 16% of the Annual Incentive Compensation Pool, Mr. Stromberg at a level of up to 14% of the pool, and Mr. Moreland at a level of up to 6% of the pool. Other senior executives of the company participate in the remainder of the pool. The percentages set a maximum amount that could be awarded under the terms of the Annual Incentive Compensation Pool to each NEO. Based on past experience, the percentages assigned reflect an expectation of relative participation in the pool by the NEOs largely due to their respective roles and contribution to the company rather than a prediction of the likely amount that ultimately will be awarded to the NEOs and other senior executives. In this regard, the Executive Compensation Committee considered it likely that it would exercise discretion consistent with past practice to pay significantly less than the maximum amount to the NEOs. Among other things, exercising such discretion allows the company to spread more of the total available bonus monies to a broader group of contributors within Price Group.
Goals, Objectives and Performance Evaluation
At the beginning of each year, the Executive Compensation Committee identifies goals and objectives for the NEOs and other senior management for the upcoming year. Some of the objectives are relatively consistent from year-to-year, while others will vary depending upon the initiatives that will be undertaken in that year. Accordingly, some of the goals are longer term in nature and others are specifically focused on annual or other short-term objectives. All are designed to be consistent with an overall strategy to manage Price Group toward attainment of certain long-term objectives and to promote a team-oriented structure that operates in the best interests of clients, associates and stockholders. Taking into account the unique challenges of an investment management firm, goals and objectives are intended to optimize management’s effectiveness in managing factors within its control, while positioning the firm to successfully navigate market impacts and other external factors beyond management’s control.
Long-term goals that apply every year include the objective to recruit, develop and retain diverse associates of the highest quality while creating an environment of collaboration among employees and appropriately rewarding individual achievement and initiative. This focus on our associates and employees is intended to create a combination of talent, culture and processes that will allow us to achieve superior investment results, market our products effectively and deliver world-class service on a global basis.
Specific goals and objectives established for 2010, and against which performance of our NEOs was judged at year-end, included the following:

•	Sustain the strong relative investment results of our mutual funds and other investment portfolios with a specific goal to have at least two-thirds of our portfolios above their respective benchmarks for the long term;

•	Develop strong investment professionals, processes and organizational capabilities to support our long-term diversified investment strategy;

•	Sustain and enhance our diversified distribution strategy and capabilities, including targeting new opportunities for growth in the institutional and intermediary markets as well as the individual and retirement plan sectors;

•	Enhance our capabilities and positioning as a global investment management firm, including both our investment and distribution capabilities with a particular focus on leveraging the recent strategic investment in UTI Asset Management Company Limited and continuing to build investment resources in Europe, Asia, Australia and the Middle East;

•	Enhance our organizational and risk management capabilities to effectively manage the increasing scope and complexity of our business in a global context;

•	Maintain our reputation for integrity, as well as our positive brand image and high name awareness;

•	Continue implementation of initiatives to enhance diversity, inclusion and open debate in and among our associates; and

•	Review and monitor our firm’s financial investments, capital structure and opportunities to make strategic investments, including evaluation of requirements for capital investments to support future growth.
In assessing the performance of our NEOs during 2010, the Executive Compensation Committee considered their performance against these and other objectives and noted the following:
•	Our overall financial condition remained very strong, as we finished the year with nearly $3.3 billion of stockholders equity, more than $1.5 billion of cash and cash equivalents and mutual fund investments, and no debt.

•	Advisory revenues for the year were $2.0 billion, representing an increase of 31% from 2009, while operating expenses only increased 14% year over year, resulting in an improved operating margin in 2010 of 43.8% versus 37.6% in 2009. Return on equity was 22% in 2010, up from 16% in 2009.

•	Our relative investment performance continued at a very favorable level with 88% of our funds across their share classes outperforming their comparable Lipper averages on a total return basis for the five-year period ended December 31, 2010, 86% outperforming for the three-year period ended December 31, 2010, 84% outperforming for the 10-year period ended December 31, 2010, and 74% outperforming for the one-year period ended December 31, 2010. In addition, Morningstar awarded four or five stars to funds accounting for more than 70% of our rated funds’ assets under management.

•	We continued to distribute effectively across multiple channels of distribution and, in a period of improved but still challenging market conditions, had net cash inflows of $30.3 billion for 2010, or nearly 8% of beginning assets under management while also maintaining high client satisfaction levels in all segments.

•	We increased the size and quality of our investment team around the world and deepened the collaboration across that team. Specifically, we increased our investment professionals by 9% from year to year with a significant focus on enhancing our capability both for global equity research and for fixed income generally. We also transitioned the leadership of both our global equity and fixed income platforms.

•	We continued to invest in our systems, our product offerings and our infrastructure, so as to be able to enhance our performance for our clients and stockholders in the years to come. We made significant investments in our infrastructure, including over $75 million in new technology capabilities and approximately $26 million to support completion of a new disaster recovery facility. We significantly expanded our media and brand related spending, increasing overall media spending by nearly 25%.

•	Our total assets under management finished the year at $482.0 billion, an increase of 23% from the year ended December 31, 2009.

•	We paid approximately $142 million to acquire a 26% stake in UTI, providing us an opportunity to participate directly in the growth potential of the Indian asset management industry.

•	We increased the annual dividend payout to our stockholders for the 24th consecutive year and repurchased $240 million of our common stock at an average price of $48.02 per share. Our closing share price improved from a low of $43.60 at the beginning of the third quarter to $64.54 at December 31, 2010.
Equity Incentive Compensation
We also consider it crucial to maintain a strong association between compensation of our top managers and professionals, including our NEOs, and our stockholders’ long-term interests. We believe that our long-term equity compensation program is a significant factor in achieving this goal. Equity compensation is intended to represent a material portion of our NEOs’ total compensation, generally in the range of 20% to 30% of total compensation. Although the Executive Compensation Committee has the authority to grant stock appreciation rights and restricted stock awards in addition to stock options, options have been the primary form of equity compensation and the only awards that have been made to our NEOs. However, we may grant restricted stock awards or other forms of incentive compensation to our NEOs in the future. As part of our annual award program, we granted our NEOs options to purchase an aggregate of 418,000 shares of our common stock, representing 7% of all options we awarded to employees in 2010. Accordingly, the vast majority of all option awards, and all restricted stock awards and units, were granted to employees other than our NEOs, reflecting the broad-based nature of the program and our objective to use equity incentives to align compensation of a significant portion of our senior management and professionals to the long-term success of our stockholders. The foregoing percentage of option grants for the NEOs excludes option awards granted to non-executive new hires and replenishment options which were automatically granted when shares already owned were relinquished in payment of the exercise price of an outstanding non-qualified option granted prior to November 2004. The company ceased granting options with a replenishment feature after October 2004.
In determining option grants to our NEOs, the Executive Compensation Committee took into account the level of responsibility of each of the NEOs and the strong desire to tie their long-term compensation to the long-term success of our clients and stockholders. The Executive Compensation Committee also considers the size of grants to NEOs relative to that of other senior leaders and professionals in the firm to reflect the broader participation in the program and support the firm’s highly collaborative culture. Finally, the Executive Compensation Committee seeks to give our NEOs an incentive to stay with the company. As a result, stock options granted to our NEOs vest over approximately five years at a rate of 20% per year beginning on the first of November in the year following the year of grant. In deciding the level of these grants, the Executive Compensation Committee considered, among other factors, the existing stock ownership levels of our NEOs. Based on the significant ownership of stock by most of our NEOs and the desire to spread out the available pool of equity grants to contributors beyond the NEOs, we granted them option awards whose total fair value on the date of grant was lower relative to their total compensation than was the case for many other senior contributors at the company.
With the exception of grants to new employees and replenishment grants, all equity grants to employees, including the option grants to our NEOs, were made on February 18, 2010 and September 8, 2010 at regularly scheduled meetings of the Executive Compensation Committee.

Since the options vest ratably over nearly a five-year period and will not be fully exercisable until November 2015, we believe the option grants provide added incentive for our management team to strive for long-term performance and profitability. The timing of replenishment grants, which are discussed in greater detail on page 29, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The Management Compensation Committee, pursuant to authority delegated to it by the Executive Compensation Committee, granted equity awards to a few non-executive new hires in 2010. All new employee grants were awarded on the first business day of the month following the start of employment.
Competitive Positioning
In making annual incentive award determinations, the Executive Compensation Committee periodically reviews competitive data regarding compensation at peer companies in the investment management and other financial services industries. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. We use the information provided by Cook & Co. and McLagan Partners about the competitive market for senior management to gain a general understanding of current compensation practices. In this regard, in December 2010 the Executive Compensation Committee reviewed compensation data for a competitive group comprised of the 12 asset management companies listed below:

Affiliated Managers Group AllianceBernstein Bank of New York Mellon BlackRock Calamos Asset Management Eaton Vance	Federated Investors Franklin Resources GAMCO Investors Invesco Janus Capital Group Legg Mason
In addition to specific information on these companies, the Executive Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include other public and non-public companies, including the Capital Group, Fidelity, Goldman Sachs, MFS, Oppenheimer, PIMCO, Putnam, Vanguard, Wellington and Western Asset Management.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if certain requirements are met. The Executive Compensation Committee considers the impact of Section 162(m) when designing the company’s executive compensation programs and has structured the Annual Incentive Compensation Pool and stock incentive plans so that awards may be granted under these plans in a manner that complies with the requirements imposed by Section 162(m). However, tax deductibility is not the sole factor used by the Executive Compensation Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, the Executive Compensation Committee may implement compensation arrangements under which payments or awards are not deductible under Section 162(m) if the Executive Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.
Accounting for Stock-Based Compensation
We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the vesting period of each award.

2010 NEO Annual Cash Incentive Awards
The table below sets forth the bonus determinations made by the Executive Compensation Committee for our NEOs. The maximum bonus percentage was set by the Executive Compensation Committee at the beginning of 2010.

	Maximum		Actual
	Percentage	Maximum Payout	Percentage	Actual
Name	of Pool	Based on Total Pool	of Pool	Payout

James A.C. Kennedy	16%	$13,536,000	6.0%	$5,000,000
Brian C. Rogers	16%	$13,536,000	6.0%	$5,000,000
Edward C. Bernard	16%	$13,536,000	5.4%	$4,500,000
William J. Stromberg	14%	$11,844,000	5.2%	$4,350,000
Kenneth V. Moreland	6%	$5,076,000	0.7%	$550,000

The incentive bonus award to each NEO was considerably less than the maximum available to him under the 2010 bonus pool. In setting the bonus amounts for 2010, the Executive Compensation Committee took note of the fact that individual bonus amounts for the top three NEOs were reduced between 40% and 47% over the two-year period from 2007 to 2009, and that the size of their reductions were greater than the 35% reduction in the company’s net income over this two-year period. The reductions in the bonuses to the top three NEOs also were significantly greater than the relative reduction over this two-year period in bonuses paid to the majority of other professionals and senior officers at the company. Accordingly, given our very strong and improved performance in 2010, the Executive Compensation Committee believed it was appropriate to reverse the reductions of the past two years and reward all of the NEOs in a manner consistent with that successful performance. In doing so, the Executive Compensation Committee noted in particular the overall performance evaluation criteria discussed above. Additionally, the Executive Compensation Committee noted the fact that the bonus amounts for the top three NEOs was in line with or less than the 55% increase in our net income in 2010 over 2009, and that such amounts continued to be less than the bonuses paid in 2007.
The Executive Compensation Committe also considered the individual contributions of the NEOs. In the case of Messrs. Kennedy, Rogers and Bernard, the Executive Compensation Committee considered their joint responsibility for the overall management and direction of the company and the overall performance of the company under their joint leadership in 2010 following the difficult economic environment that existed in 2008 and 2009. In the case of Mr. Kennedy, the Executive Compensation Committee considered his leadership role and responsibility and performance as our chief executive officer and president and his position, responsibilities and performance as chairman of our Management Committee and Management Compensation Committee. In the case of Mr. Rogers, the Executive Compensation Committee considered his significant investment responsibilities, managing nearly $31.7 billion in assets, his broad-based investment leadership and his performance as chief investment officer. In the case of Mr. Bernard, the Executive Compensation Committee considered his significant role in corporate leadership, including particularly his direct responsibility for leadership of distribution, operations and technology matters and interactions with the company’s sponsored mutual funds’ boards. In the case of Mr. Stromberg, the Executive Compensation Committee recognized his responsibility to manage the Global Equity Management Group and the strong investment results generated by his team. In the case of Mr. Moreland, the Executive Compensation Committee considered his performance as chief financial officer, including his responsibility for general supervision of all of our financial matters.
The Executive Compensation Committee noted in its deliberations that it looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain a collaborative compensation environment. In this regard, the Executive Compensation Committee believes that the compensation of the NEOs should be considered relative to the compensation of other senior personnel, even to the extent that this results in lower compensation for NEOs than permitted under the Annual Incentive Compensation Pool or relative to NEOs at competing companies. The Executive Compensation Committee has the power to authorize additional incentive compensation or bonuses outside of the Annual Incentive Compensation Pool, but did not do so in 2010.

Defined Contribution Plan
Our U.S. retirement program provides retirement benefits based on the investment performance of each participant’s account. For 2010, we contributed $162,500 to this program for our NEOs as a group. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees, including NEOs.
Post-Employment Payments
We have not entered into employment, severance or other agreements with any of our NEOs, so we do not anticipate making any post-employment payments to them. All existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans include a provision that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. Assuming that a change-in-control of the company had caused the vesting of these options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the amount that would be realized at December 31, 2010 upon the exercise of these options would be $5,244,300 in the case of Messrs. Kennedy, Rogers and Bernard; $4,982,410 in the case of Mr. Stromberg; and $1,794,144 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2010. The Executive Compensation Committee can modify or rescind this provision, or adopt other acceleration provisions. See our Outstanding Equity Awards table on page 30 for further details.
Perquisites and Other Personal Benefits
As a general rule, we do not provide significant perquisites and other personal benefits to our executive officers. We make available to all senior officers, including the NEOs, programs related to executive health benefits and parking. We also cover certain costs associated with the NEOs spouses’ participation in events held in connection with the annual Price Group and Price Funds joint board of directors meeting.
Stock Ownership Guidelines
We have a stock ownership policy for our executive officers. This policy provides that our NEOs and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the president, vice chairman and chairman, five times base salary for other members of our Management Committee, and three times base salary for other key executive officers. Once the executive officer reaches the ownership target the number of shares needed to reach the level is expected to be retained. All of our NEOs are in compliance with this program.
Claw Back Policy
On April 14, 2010, our Board of Directors adopted a Policy for Recoupment of Incentive Compensation for executive officers of the company. This policy provides that in the event of a determination of a need for a material restatement of the company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board’s discretion.

Summary Compensation Table (1)
The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer and our three other most highly compensated executive officers.

				Non-equity
Name and Principal			Option	incentive plan	All other
Position	Year	Salary	Awards(2)	compensation(3)	compensation(4)	Total

James A.C. Kennedy	2010	$350,000	$1,716,037	$5,000,000	$70,100	$7,136,137
Chief Executive Officer	2009	$350,000	$1,023,463	$3,300,000	$56,342	$4,729,805
and President	2008	$350,000	$1,448,800	$3,850,000	$53,970	$5,702,770

Brian C. Rogers	2010	$350,000	$1,465,200	$5,000,000	$66,899	$6,882,099
Chairman and Chief	2009	$350,000	$1,021,300	$3,300,000	$53,444	$4,724,744
Investment Officer	2008	$350,000	$2,226,272	$3,850,000	$194,454	$6,620,726

Edward C. Bernard	2010	$350,000	$2,082,064	$4,500,000	$70,969	$7,003,033
Vice Chairman and	2009	$350,000	$1,021,300	$3,000,000	$55,944	$4,427,244
President, T. Rowe Price	2008	$350,000	$1,662,737	$3,500,000	$54,082	$5,566,819
Investment Services

William J. Stromberg	2010	$350,000	$1,318,680	$4,350,000	$70,969	$6,089,649
Director of Global Equity	2009	$350,000	$1,129,462	$2,900,000	$55,944	$4,435,406
Management Group	2008	$350,000	$1,425,927	$3,400,000	$53,678	$5,229,605

Kenneth V. Moreland	2010	$350,000	$410,256	$550,000	$69,363	$1,379,619
Chief Financial Officer	2009	$350,000	$398,105	$410,000	$57,444	$1,215,549
	2008	$350,000	$576,220	$475,000	$55,462	$1,456,682

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2010, 2009 and 2008. All other columns have been omitted.

(2)	Represents the full grant-date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option pricing model is included in the Significant Accounting Policies for Stock Awards and Options on page 32 of the 2010 Annual Report to Stockholders.

(3)	Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2010 Annual Incentive Compensation Pool. See our Compensation Discussion and Analysis and the Grants of Plan Based Awards Table for more details of the workings of this plan.

(4)	The following types of compensation are included in the all other compensation column for 2010:

			Matching
		Retirement	contributions		Perquisites
	Contributions	program	to stock	Matching	and other
	to retirement	limit	purchase	gifts to charitable	personal
	program	bonus(a)	plan(b)	organizations(c)	benefits(d)	Total

James A.C. Kennedy	$32,500	$3,119	$4,000	$20,000	$10,481	$70,100
Brian C. Rogers	$32,500	$3,119	$—	$20,000	$11,280	$66,899
Edward C. Bernard	$32,500	$3,119	$4,000	$20,000	$11,350	$70,969
William J. Stromberg	$32,500	$3,119	$4,000	$20,000	$11,350	$70,969
Kenneth V. Moreland	$32,500	$3,119	$4,000	$20,000	$9,744	$69,363

(a)	Cash compensation for the amount calculated under the U.S. Retirement Program that could not be credited to their retirement accounts in 2010 due to the contribution limits imposed under Section 415 of the Internal Revenue Code.

(b)	Matching contributions paid under our Employee Stock Purchase Plan offered to all employees of Price Group and its related affiliates.

(c)	NEOs, directors, and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2010, all of the NEOs were eligible to have up to $20,000 matched.

(d)	Costs incurred by Price Group under programs available to all senior officers, including the NEO’s, for executive health benefits and parking, as well as certain costs covered by Price Group relating to spousal participation in events held in connection with the Price Group and Price Funds annual joint board of directors meeting.

2010 Grants of Plan-Based Awards Table (1)
The following table provides information concerning each plan-based award granted in 2010 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

						Exercise
			Estimated Possible Payouts		Number of	Price
			under Non-Equity Incentive		Securities	of Option	Grant Date
			Plan Awards		Underlying	Awards	Fair
Name	Grant Date		Threshold	Maximum(2)	Options	per Share	Value(5)

James A.C. Kennedy	02/17/2010	(2)	$—	$13,536,000
	02/18/2010	(3)			50,000	$49.60	$792,700
	09/08/2010	(3)			50,000	$47.67	$672,500
	10/26/2010	(4)			81,824	$54.59	$250,837

Brian C. Rogers	02/17/2010	(2)	$—	$13,536,000
	02/18/2010	(3)			50,000	$49.60	$792,700
	09/08/2010	(3)			50,000	$47.67	$672,500

Edward C. Bernard	02/17/2010	(2)	$—	$13,536,000
	02/18/2010	(3)			50,000	$49.60	$792,700
	04/29/2010	(4)			23,178	$58.89	$81,123
	09/08/2010	(3)			50,000	$47.67	$672,500
	11/05/2010	(4)			41,466	$60.46	$535,741

William J. Stromberg	02/17/2010		$—	$11,844,000
	02/18/2010	(3)			45,000	$49.60	$713,430
	09/08/2010	(3)			45,000	$47.67	$605,250

Kenneth V. Moreland	02/17/2010	(2)	$—	$5,076,000
	02/18/2010	(3)			14,000	$49.60	$221,956
	09/08/2010	(3)			14,000	$47.67	$188,300

(1)	Includes only those columns relating to plan-based awards granted during 2010. All other columns have been omitted.

(2)	For 2010, the Executive Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 28 under “Non-Equity Incentive Plan Compensation.” The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2010 Annual Incentive Compensation Pool based on our 2010 audited financial statements. The Executive Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. See our Compensation Discussion and Analysis for more details.

(3)	Represents stock options granted as part of our bi-annual award program. These options were awarded from the 2004 Stock Incentive Plans, which were approved by our stockholders on April 8, 2004. Vesting of these options is based on the NEO continuing to render service and occurs at a rate of 20% per year beginning on the first of November in the year after the year in which the grant was made.

(4)	Represents a replenishment grant that vests immediately. All replenishment grants were awarded from our 2004 Stock Incentive Plan. The timing of replenishment grants, which are discussed in further detail below, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price.

(5)	Represents the full grant-date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option-pricing model is included in Significant Accounting Policies for Stock Awards and Options on page 32 of the 2010 Annual Report to Stockholders.
Replenishment grants, which are made available only in conjunction with non-qualified options originally granted prior to November 2004, allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may be exercised until the expiration date of the option exercised. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. The company ceased granting options with a replenishment feature after October 2004.

Outstanding Equity Awards Table at December 31, 2010 (1)
The following table shows information concerning option awards outstanding at December 31, 2010, for each NEO. There is a provision in all existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of outstanding but unexercisable options so that such options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

	Number of
	Securities Underlying
	Unexercised Options				Option	Option
Name	Exercisable		Unexercisable(9)		Exercise Price	Expiration Date

James A.C. Kennedy	26,457	(2)			$54.590	09/21/11
	92,800	(3)			$13.670	07/30/12
	80,000	(3)			$21.725	12/11/13
	15,400				$21.725	12/11/13
	60,000	(3)			$30.775	12/20/14
	36,800				$30.775	12/20/14
	60,000	(3)			$32.620	10/03/15
	37,000				$32.620	10/03/15
	80,000		20,000	(4)	$46.190	11/01/16
	60,000		40,000	(5)	$50.020	09/06/17
	40,000		60,000	(6)	$57.080	09/04/18
	10,000		40,000	(7)	$27.470	02/12/19
	10,000		40,000	(7)	$45.150	09/10/19
			50,000	(8)	$49.600	02/18/20
			50,000	(8)	$47.670	09/08/20

Brian C. Rogers	6,709	(2)			$50.530	07/30/12
	33,194	(2)			$62.830	12/11/13
	116,800				$30.775	12/20/14
	107,000				$32.620	10/03/15
	80,000		20,000	(4)	$46.190	11/01/16
	60,000		40,000	(5)	$50.020	09/06/17
	40,000		60,000	(6)	$57.080	09/04/18
	10,000		40,000	(7)	$27.470	02/12/19
	10,000		40,000	(7)	$45.150	09/10/19
			50,000	(8)	$49.600	02/18/20
			50,000	(8)	$47.670	09/08/20

Edward C. Bernard	37,262	(2)			$33.105	09/21/11
	12,258	(2)			$33.545	09/21/11
	4,031	(2)			$49.080	09/21/11
	26,426	(2)			$33.105	07/30/12
	13,040	(2)			$33.545	07/30/12
	10,561	(2)			$41.420	07/30/12
	5,590	(2)			$60.640	07/30/12
	4,600				$21.725	12/11/13
	41,466	(2)			$60.460	12/11/13
	116,800				$30.775	12/20/14
	107,000				$32.620	10/03/15
	79,888		20,000	(4)	$46.190	11/01/16
	60,000		40,000	(5)	$50.020	09/06/17
	40,000		60,000	(6)	$57.080	09/04/18

	Number of
	Securities Underlying
	Unexercised Options				Option	Option
Name	Exercisable		Unexercisable(9)		Exercise Price	Expiration Date

Edward C. Bernard	10,000		40,000	(7)	$27.470	02/12/19
	10,000		40,000	(7)	$45.150	09/10/19
			50,000	(8)	$49.600	02/18/20
			50,000	(8)	$47.670	09/08/20

William J. Stromberg	22,474	(2)			$36.495	07/30/12
	9,358	(2)			$43.820	07/30/12
	5,146	(2)			$60.560	07/30/12
	30,000	(2)			$52.140	12/11/13
	8,609	(2)			$60.560	12/11/13
	7,895	(2)			$53.380	12/11/13
	106,800				$30.775	12/20/14
	97,000				$32.620	10/03/15
	80,000		20,000	(4)	$46.190	11/01/16
	54,000		36,000	(5)	$50.020	09/06/17
	36,000		54,000	(6)	$57.080	09/04/18
	10,000		40,000	(7)	$27.470	02/12/19
	10,000		40,000	(7)	$45.150	09/10/19
			45,000	(8)	$49.600	02/18/20
			45,000	(8)	$47.670	09/08/20

Kenneth V. Moreland	7,200				$26.940	04/01/14
	8,096	(2)			$58.560	04/01/14
	2,212	(2)			$53.580	04/01/14
	50,000				$32.620	10/03/15
	32,000		8,000	(4)	$46.190	11/01/16
	24,000		16,000	(5)	$50.020	09/06/17
	14,000		21,000	(6)	$57.080	09/04/18
	3,600		14,400	(7)	$27.470	02/12/19
	3,600		14,400	(7)	$45.150	09/10/19
			14,000	(8)	$49.600	02/18/20
			14,000	(8)	$47.670	09/08/20

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2010. All other columns have been omitted.

(2)	Represents a replenishment grant that vested immediately. For more information regarding replenishment grants, please refer to the discussion on page 29.

(3)	Exercisable options held by a limited liability company controlled by Mr. Kennedy.

(4)	Vests in full on 11/01/2011.

(5)	Vesting occurs 50% on each of 09/06/2011 and 09/06/2012.

(6)	Vesting occurs 33 1/3% on each of 09/04/2011, 09/04/2012 and 09/04/2013.

(7)	Vesting occurs 25% on each of 11/01/2011, 11/01/2012, 11/01/2013 and 11/01/2014.

(8)	Vesting occurs 20% on each of 11/01/2011, 11/01/2012, 11/01/2013, 11/01/2014 and 11/01/2015.

(9)	Assuming that a change-in-control of the company had caused the vesting of these options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the amount that would be realized at December 31, 2010 upon the exercise of these options would be $5,244,300 in the case of Messrs. Kennedy, Rogers and Bernard; $4,982,410 in the case of Mr. Stromberg; and $1,794,144 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2010.

2010 Option Exercises Table (1)
The following table shows aggregate stock option exercises in 2010 and the related value realized on those exercises for each of the NEOs. The value realized on exercise is the difference between the market price of the underlying securities on the date of exercise and the exercise price, multiplied by the number of shares acquired.

	Number of Shares
Name	Acquired on Exercise(2)(4)	Value Realized on Exercise

James A.C. Kennedy	325,767 (3)	$10,548,020
Brian C. Rogers	79,817	$1,566,270
Edward C. Bernard	191,712	$7,407,429
William J. Stromberg	64,394	$1,949,798
Kenneth V. Moreland	50,000	$1,426,160

(1)	Includes only those columns relating to 2010 option exercises. All other columns have been omitted.

(2)	Represents the total number of shares underlying the exercised stock options.

(3)	Of these shares, 267,400 shares were exercised by a limited liability company controlled by Mr. Kennedy. The value realized on these exercises was $10,130,526. As further explained in footnote four, the net shares received by the limited liability company from these exercises was 185,576.

(4)	For some NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares for taxes. The net shares received were as follows:

James A.C. Kennedy	243,943
Brian C. Rogers	17,006
Edward C. Bernard	72,063
William J. Stromberg	19,921
Kenneth V. Moreland	14,707
Equity Compensation Plan Information
The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2010. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of		Remaining Available for
	Outstanding Options and	Weighted-Average	Future Issuance Under
	Settlement of Restricted	Exercise Price of	Equity Compensation
Plan Category	Stock Units	Outstanding Options	Plans

Equity Compensation Plans Approved by Stockholders	38,150,688 (1)	$37.52	19,750,850 (2)

(1)	Includes 391,108 shares that may be issued upon settlement of outstanding restricted stock units. The weighted-average exercise price pertains only to the 37,759,580 outstanding options.

(2)	Includes shares that may be issued under our 2004 Stock Incentive Plan and 2007 Non-Employee Director Equity Plan, and 3,360,000 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan allows for the grant of stock options, stock appreciation rights, and stock awards including restricted stock and restricted stock units. The maximum number of shares that may be issued in connection with future stock awards and units is 1,989,050 under the 2004 Stock Incentive Plan.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 19 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.
Donald B. Hebb, Jr., Chairman
James T. Brady
J. Alfred Broaddus, Jr.
Robert F. MacLellan
Dr. Alfred Sommer
Dwight S. Taylor
Anne Marie Whittemore

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
Introduction
We believe that our NEO compensation is performance-oriented, long-term focused, transparent and consistent with the interests of our stockholders. Our NEO compensation is primarily based on incentive compensation. Base salaries constitute a relatively small portion of overall compensation, which consists principally of an annual cash bonus, which varies from year to year, and option awards which vest over time. Our compensation programs recognize both short-term and long-term success with a focus on rewarding the intermediate and long-term performance, as measured by the financial performance of Price Group, the relative investment performance of our investment funds and portfolios, and the performance of our NEOs against stated goals and objectives. Other tangible and intangible results rewarded include corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team. Our equity incentive plans are designed to tie a material portion of incentive compensation directly to the long-term performance of our company, as measured by our stock price.
We have not entered into employment, severance or other agreements with any of our NEOs. We do not maintain any supplemental executive retirement plans for our executive officers and our NEOs participate in a retirement program that is open to all of our U.S. employees. We also have a stock ownership policy that requires our NEOs and other key executives to reach and retain certain levels of ownership of our common stock. We generally do not provide significant perquisites and other personal benefits. We also have adopted a policy for recoupment of incentive compensation for executive officers in the event of a determination of a need for a material restatement of our financial results within three years of the original reporting.
While we are recommending that our stockholders be provided an opportunity to vote on our NEO compensation every year, we also believe that our stockholders should take note of our consistent and long-term approach to compensation and not view any one year in isolation. For example, if you review our compensation over the last four years, you will see that we have materially adjusted the amount of incentive compensation that is paid to our executives depending upon the financial performance of the company. Accordingly, cash incentive compensation was significantly reduced in 2008 and 2009 from the levels paid in 2007 consistent with the performance of the company during the economic downturn, and has correspondingly been increased significantly in 2010 as the company’s financial performance improved dramatically. We believe that this record demonstrates an approach to compensation that aligns the interests of our executives with the performance of the company and the interests of our stockholders.
We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our NEOs. We believe that viewed as a whole, our compensation practices and policies are appropriate and are fair to both the company and its executives.
Proposal
The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:
BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2011 Annual Meeting of Stockholders.
As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR Proposal 2, the approval of the compensation of our named executive officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

PROPOSAL 3
ADVISORY VOTE ON THE SELECTION OF FREQUENCY FOR THE ADVISORY
VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
As part of the “Say on Pay” rules adopted by Congress, the Price Group stockholders may indicate, by a non-binding advisory vote, the frequency desired at which they will have an advisory vote on the compensation paid to the company’s named executive officers. In other words, how often a proposal similar to this year’s Proposal No. 2 will be included in the matters to be voted on at the annual meeting. The choices available under the Say on Pay rules are every year, every other year, or every third year. Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain.
If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
The frequency selected by the stockholders for conducting Say on Pay voting at the annual meetings of the stockholders of the company is not a binding determination. However, the frequency selected will be given due consideration by the company in its discretion, and the Board expects that it would follow a clear indication of a preference by our stockholders.
Recommendation of the Board of Directors; Vote Required
We have given significant thought to our recommendation with respect to the frequency of the voting on Say on Pay by our stockholders. In this regard, we can see pluses and minuses for both a vote each year and a vote every third year. A vote every third year would emphasize that our compensation programs are designed primarily to reward consistent performance over a period of time. At the same time, however, a vote every third year could arbitrarily focus the vote on a particular year or set of circumstances without ongoing consideration of all years. A vote each year would signal that we value input from our stockholders on this issue every year and would provide more consistent feedback on our compensation programs, policies and decisions. After reflection on these and other factors, we have concluded that a vote each year makes the most sense for T. Rowe Price and our stockholders.
Accordingly, we recommend that you select one year as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR one year as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules unless otherwise specified. A plurality of the votes cast on this Proposal will determine the frequency selected by the stockholders. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
The Audit Committee reappointed KPMG as Price Group’s independent registered public accounting firm for 2011 at its January 2011 meeting, and submits this reappointment for ratification by our stockholders. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001.
Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR Proposal 4, the ratification of the appointment of KPMG as our independent registered public accounting firm for 2011. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2011 unless otherwise specified. In order to be adopted at the Meeting, Proposal 4 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. In the event Proposal 4 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm
The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2009 and 2010. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

Type of Fee	2009	2010

Audit Fees (1)	$977,478	$1,022,088
Audit-Related Fees (2)	44,989	252,221
Tax Fees (3)	730,901	661,930
All Other Fees (4)	4,790	90,000

	$1,758,158	$2,026,239

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2009 and 2010.

(2)	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2009 and 2010, these services included audits of several affiliated entities, including the corporate retirement plans, the T. Rowe Price Foundation, Inc., and fees for accounting consultations. Additionally, 2010 included fees related to the filing of registration statements on Form S-8 with the SEC registering shares under the 2004 Stock Incentive Plan and deregistering shares under prior plans.

(3)	Aggregate fees charged for tax compliance, planning and consulting.

(4)	In 2009, fees relate to our participation at KPMG sponsored executive education courses. In 2010, fees are for KPMG’s performance of an attestation engagement related to our compliance with the Global Investment Performance Presentation Standards (GIPS).

AUDIT COMMITTEE PRE-APPROVAL POLICIES
The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:
•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s chief executive officer, chief financial officer, or one of the co-directors of internal audit prior to submission to the Audit Committee.

•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held five meetings during 2010. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal control over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2010 after reviewing that firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2010 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2011 at our January 2011 meeting after conducting the same set of reviews.
In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2010 Annual Report on Form 10-K and in the 2010 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU Section No. 380, as currently in effect. We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.
We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2010. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal control over financial reporting.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.
In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.
James T. Brady, Chairman
J. Alfred Broaddus, Jr.
Dwight S. Taylor
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
Qualified stockholders who wish to have proposals presented at the 2012 annual meeting of stockholders must deliver them to Price Group by November 5, 2011, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
Any stockholder proposal or director nomination for our 2012 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 16, 2011, or after January 15, 2012. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2012 annual meeting.
All proposals and nominations must be delivered to our Corporate Secretary at 100 E. Pratt Street, Mail Code BA-0340, Baltimore, MD 21202.
Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:
1)	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com or by Internet at http://trow.client.shareholder.com/contactBoard.cfm.

2)	Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3)	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.
STOCKHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of our 2010 Annual Report to Stockholders or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 100 East Pratt Street, Mail Code BA-0340, Baltimore, MD 21202, or by telephone at 410-345-7733.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: COMPANY # VOTE BY INTERNET, TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK. SEE REVERSE SIDE FOR INSTRUCTIONS. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR All Ten Nominees Listed in Item 1. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1(a). Edward C. Bernard 1(b) James T. Brady 1(f). Robert F. MacLellan 1(g). Brian C. Rogers Please fold here — Do not separate 1(c). J. Alfred Broaddus, Jr. 1(d). Donald B. Hebb, Jr. 1(e). James A.C. Kennedy 1(h). Dr. Alfred Sommer 1(i). Dwight S. Taylor 1(j). Anne Marie Whittemore The Board of Directors Recommends a Vote FOR Item 2. 2. To approve, by a non-binding advisory vote, the compensation For Against Abstain paid by the Company to its Named Executive Officers. The Board of Directors Recommends You Vote FOR 1 YEAR on Item 3. 3. To recommend, by a non-binding advisory vote, the frequency of voting by the stockholders on compensation paid by the 1 Year 2 Years 3 Years Company to its Named Executive Officers. The Board of Directors Recommends a Vote FOR Item 4. 4. Ratification of the appointment of KPMG LLP as our independent For Against registered public accounting firm for 2011. Abstain Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 4, AND FOR ONE YEAR ON ITEM 3. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

T. ROWE PRICE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, April 14, 2011, at 10:00 a.m. THE T. ROWE PRICE CORPORATE CAMPUS 4515 Painters Mill Road Owings Mills, Maryland 21117-4903 DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. After entering the campus, follow the signs to the building where the annual meeting will be held. Free parking is available in the garage opposite the building. T. ROWE PRICE GROUP, INC. 2011 Proxy Revocable Proxy Solicited on Behalf of the Board of Directors I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Thursday, April 14, 2011, at 10:00 a.m., at offices of the company located at 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 4, 2011, and Price Group’s 2010 Annual Report to Stockholders. This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS, “ONE YEAR” FOR THE DESIRED FREQUENCY OF A VOTE TO APPROVE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AT THIS MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNETPHONEMAIL www.eproxy.com/trow1-800-560-1965Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CT) on vote your proxy until 12:00 p.m. (CT) postage-paid envelope provided.
April 13, 2011. on April 13, 2011.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
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